Exhibit 10.2

2025 STOCK OPTION AND INCENTIVE PLAN

I. GENERAL

1.

Purpose. This 2025 Stock Option and Incentive Plan (the “Plan”) of ImmuCell Corporation (the Company) is intended to advance the interests of the Company by providing certain of its employees and certain other individuals providing services to the Company with an additional incentive, encouraging stock ownership by such individuals, increasing their proprietary interest in the success of the Company and encouraging them to remain employees of the Company or service providers for the Company.

2.	Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

a.	“Board” means the Board of Directors of the Company.

b.	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

c.

“Committee” means the compensation committee appointed by the Board to administer this Plan pursuant to Section 3 hereof. The Board in its discretion may at any time act in lieu of the Committee in the administration of this Plan, and shall do so at any time when no Committee has been appointed or the Committee is unable to act.

d.

“Company Group” means the Company, a parent corporation or subsidiary corporation of the Company, or a corporation, or a parent corporation or subsidiary corporation of such corporation, issuing or assuming an Option in a transaction of the type described in Section 424(a) of the Code. The terms “parent corporation” and “subsidiary corporation” shall have the meanings assigned to such terms by Section 424 of the Code.

e.	“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

f.

“Fair Market Value” means, (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the applicable date; (ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the applicable date as reported by an over-the counter marketplace designated by the Committee; or (iii) if no such prices are available, the fair market value as determined by rules to be adopted by the Committee.

g.	“Incentive Stock Option” has the meaning set forth in Part II of this Plan.

h.	“Nonqualified Stock Option” has the meaning set forth in Part II of this Plan.

a.	“Option” has the meaning set forth in Part II of this Plan.

b.	“Participant” means an individual to whom an Option is granted under this Plan.

c.	“Shares” means shares of the Company’s common stock (the “Common Stock”).

3.

Administration. This Plan shall be administered by a committee (presently called the Compensation and Stock Option Committee) consisting of at least two members appointed by the Board. The members of the Committee shall at all times be: (i) “outside directors” as such term is defined in Treas. Reg. § 1.162-27(e)(3) (or any successor regulation) and (ii) “non-employee directors” within the meaning of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended, as such terms are interpreted from time to time. The Board, at its pleasure, may remove members from or add members to the Committee. A majority of Committee members shall constitute a quorum of members, and the actions of the majority shall be final and binding on the whole Committee.

In addition to the other powers granted to the Committee under this Plan, the Committee shall have the power, subject to the terms of this Plan: (i) to determine which of the eligible individuals shall be granted Options; (ii) to determine the time or times when Options shall be granted and to determine the number of Shares subject to each Option; (iii) to accelerate or extend the date on which a previously granted Option may be exercised, provided that such extension shall not extend the option beyond ten (10) years; (iv) to prescribe the form of agreement evidencing Options granted pursuant to this Plan; (v) to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Option awarded and (vi) to construe and interpret this Plan and the agreements evidencing Options granted pursuant to this Plan, and otherwise to make all other determinations and take all other actions necessary or advisable for the administration of this Plan. The terms of Option awards need not be identical, and the Committee need not treat Participants uniformly.

4.

Eligibility. The individuals who shall be eligible to receive Options shall be such employees employed by a member of the Company Group and such other individuals providing services to a member of the Company Group as shall be selected by the Committee, including without limitation non-employee directors, consultants, and advisors; provided, however, that only employees employed by a member of the Company Group shall be eligible to receive Incentive Stock Options. Participants chosen to participate under this Plan may be granted an Incentive Stock Option, a Nonqualified Stock Option, or any combination thereof.

5.

Shares Subject to This Plan. The Shares subject to Options shall be either authorized and unissued Shares or treasury Shares. The aggregate number of Shares which may be issued pursuant to this Plan shall be six hundred fifty thousand (650,000). Except as provided below, if an Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of Shares as to which such expired or terminated Option shall not have been exercised may again become available for the grant of Options. Any or all Options granted hereunder may be Incentive Stock Options or Nonqualified Stock Options, subject to the criteria applicable thereto.

II. STOCK OPTION PROVISIONS

1.

General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Committee considers necessary or advisable.

2.

Incentive Stock Options; Nonqualified Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The aggregate Fair Market Value (determined as of the date of grant) of shares with respect to which incentive stock options (as defined in Section 422 of the Code) are exercisable for the first time by an individual in a calendar year (under all plans of the Company Group) shall not exceed $100,000. Anything herein to the contrary notwithstanding, no Incentive Stock Option shall be granted to an employee if, at the time the Incentive Stock Option is granted, such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of any member of the Company Group unless (x) the option price is at least 110% of the Fair Market Value of the Shares subject to the Incentive Stock Option at the time the Incentive Stock Option is granted and (y) the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonqualified Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not for any reason ineligible for incentive stock option treatment under the Code, or if the Option for any reason converts from an Incentive Stock Option to a Nonqualified Stock Option.

3.

Exercise Price. The Committee shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted; provided that if the Committee approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. The Committee has sole discretion to determine the Fair Market Value for purposes of this Plan, and the Committee’s determination is conclusive and binding on the Participant and the Company.

4.	Option Period; Vesting.

a.

General. Each Option shall be exercisable on such conditions, at such times and subject to such other terms as the Committee may specify in the applicable Option agreement; provided, however, that no Option may be granted with a term in excess of ten (10) years, and no extension of the time to exercise an Option shall be enforceable beyond ten (10) years after the grant date of the Option. Subject to the foregoing, the Committee may establish a period or periods with respect to all or any part of the Option during which such Option may not be exercised and may accelerate the right of the Participant to exercise all or any part of the Option not then exercisable. The Committee may also establish a minimum number of Shares which may be purchased at any one time under the Option.

b.

Performance Awards. The Committee may specify that the granting, vesting or exercise conditions of any Option shall be subject to the achievement of one or more performance measures established or approved by the Committee, which may be based on the relative or absolute attainment of specified levels of one or any combination of financial or operating metrics, which may but need not be determined pursuant to generally accepted accounting principles, including without limitation: (i) revenue, (ii) income or earnings, including net income, operating income, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, (iii) operating margin or profit margin, (iv) stock price or total stockholder return, (v) cost targets, reductions and savings, expense management, productivity and efficiencies, (vi) improvement of financial ratings, (vii) strategic business criteria and (viii) any other measure selected or approved by the Committee. Such goals may reflect absolute entity or business unit performance, improvements against prior year performance, or performance relative to a peer group of entities or other external measures. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash asset impairment charges and (H) any other factors as the Committee may determine. Such performance measures: (x) may vary by Participant and may be different for different Options, (y) may be particular to a Participant or the department or other unit in which the Participant works and (z) may cover such periods as may be specified by the Committee. The Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

c.

Termination of Employment. If the Participant ceases to be an employee of any member of the Company Group, or ceases to perform services for any member of the Company Group, for any reason other than Disability or death, then unless the Option agreement provides for a different period following termination of employment, any then outstanding Option held by the Participant shall remain exercisable until the earlier of the date on which such Option would otherwise expire or three (3) months after such termination of employment, but only to the extent such Option was exercisable as of the date of termination of employment.

d.

Disability. If a Participant’s employment is terminated by reason of Disability, then unless the Option agreement provides for a different period following termination by Disability, any then outstanding Option held by the Participant shall remain exercisable until the earlier of the date on which such Option would otherwise expire or one (1) year after such termination of employment, but only to the extent such Option was exercisable as of the date of termination of employment.

e.

Death. If a Participant’s employment is terminated by death, then unless the Option agreement provides for a different period following termination by death, the representative of the Participant’s estate or beneficiaries thereof to whom any Option has been transferred shall have the right to exercise that Options, in whole or in part, until the earlier of the date on which such Option would otherwise expire or one (1) year after the date of death, but only to the extent such Option was exercisable as of the date of death.

5.

Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 6) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

6.	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under this Plan shall be paid for as follows:

a.	in cash or by check, payable to the order of the Company;

b.

to the extent provided for in the applicable Option agreement or approved by the Committee, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding;

c.

to the extent provided for in the applicable Option agreement or approved by the Committee, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value, but only if (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least one year, or for such other minimum period of time established by the Committee and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

d.

to the extent provided for in the applicable Nonqualified Stock Option agreement or approved by the Committee, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised plus any required tax withholding divided by (B) the Fair Market Value of the Common Stock on the date of exercise;

e.

to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Committee, by payment of such other lawful consideration as the Committee may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or

f.	by any combination of the above permitted forms of payment.

7.

Non-transferability. An Incentive Stock Option shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

III. MISCELLANEOUS

1.

Effective Date. This Plan shall become effective on November 7, 2025 (the “Effective Date”), provided, however, that if this Plan is not approved by the stockholders of the Company prior to the expiration of the one year period commencing on the Effective Date, this Plan and all Options granted hereunder shall be null and void and shall be of no effect.

2.

Duration of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten years after the Effective Date and shall thereafter terminate. No Incentive Stock Options or Nonqualified Stock Options may be granted after the termination of this Plan; provided, however, that except as otherwise provided in Section 1 of this Part III, termination of this Plan shall not affect any Options previously granted, which Options and shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their terms.

3.

Changes in Capital Structure, etc. In the event of changes in the outstanding common shares of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under this Plan in the aggregate and the maximum number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. The Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant’s proportionate interest shall be maintained as before the occurrence of such events; such adjustment shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the Option price per Share. In addition, if the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise, the Committee or the Board of Directors of any entity assuming the obligations of the Company hereunder, may, as to outstanding Options either (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate, or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

4.

Rights as Stockholder. A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

5.	Expenses. The expenses of this Plan shall be paid by the Company.

6.

Withholding. Any person exercising an Option must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock following exercise of the Option. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an option agreement or approved by the Committee, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

7.

Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

8.	Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

9.

Amendment of this Plan. The Committee may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever except that, without approval of the shareholders, no such revision or amendment shall make any changes requiring stockholder approval under Sections 162(m) or 422 of the Code and no changes shall be made to this Plan which shall make this Plan subject to the provisions of Section 409A of the Code. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

10.

Section 409A Compliance. To the extent that any provision of this Plan violates Section 409A of the Code, such provision shall be deemed inoperative and the remaining provisions of this Plan shall continue to be fully effective.

2025 STOCK OPTION AND INCENTIVE PLAN

April 7, 2026 Policy Addendum

At its meeting on April 7, 2026, the Board discussed and approved the following policy preferences for administration of the Plan. These preferred terms (or their substantial equivalent) are to be included in future Option agreements unless, as to a particular Option grant or set of Option grants, the Committee in its discretion decides not to include such terms, or to modify such terms to a greater or lesser degree.

1.

Change in Control. In general, future Option agreements for grants of Options to a Director or Executive Officer of the Company shall provide that in the event of a Change in Control, the Optionee’s right to purchase shares subject to this Option shall vest immediately. For purposes hereof, “Change in Control” is presumptively defined to mean any one of the following events:

a.

The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (ii)(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y), and (z) of subsection (ii)(c) below; or

b.

A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

c.

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this subsection (ii)(c) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

2.

Minimum Vesting Period. In general, future Option agreements for grants of Options to a Director or Executive Officer shall provide for vesting in three equal increments (as nearly as practical) on the first, second, and third anniversaries of the date of grant. In general, no Option shall vest (in whole or in part) in less than one year from the earlier of (i) the date of grant or (ii) in the case of recently hired service providers, the date of commencement of service to the Company.

3.

Extension of Exercise Period Upon Retirement of Director in Good Standing. In general, future Option agreements for grants of Options to a Director shall provide that upon termination of the Optionee’s service to the Company (as a Director or otherwise), if he/she is in good standing with the Company (as determined by the Board of Directors, in its sole discretion) and has served as an independent director of the Company for at least 48 months, the then-vested portion of such Option will remain exercisable through the remainder of the original term of such Option. Such preferred term does not provide for acceleration of vesting of the Director’s previously awarded Options, but the Committee and the Board shall retain discretion to accelerate any Option granted under the Plan.

Appendix B

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IMMUCELL CORPORATION

IMMUCELL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is IMMUCELL CORPORATION.

2.	The Certificate of Incorporation of the Corporation is hereby amended by changing Article Eighth thereof so that, as amended, said Article shall be and read as follows:

“EIGHTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, in the case of directors only, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

3.	The foregoing amendment shall be effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, ImmuCell Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this [•] day of June of 2026.

IMMUCELL CORPORATION By: Name: Timothy C. Fiori Title: Chief Financial Officer